Exhibit 23.2

Deloitte	Deloitte & Touche LLP Suite 1000 150 Fayetteville Street Raleigh, NC 27601 USA Tel: +1 919 546 8000 Fax: +1 919 833 3276 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 14, 2019, relating to the Consolidated financial statements and financial statement schedules of Pyxus International, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended March 31, 2019.

/s/ Deloitte & Touche LLP

August 27, 2019